Exhibit 99.1

Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

Paul Ross Meade Instruments Corp. (949) 451-1450	Brandi Piacente The Piacente Group, Inc. (212) 481-2050 Email: brandi@tpg-ir.com

Meade Instruments Corp. Reports Fiscal 2007 Results

May 24, 2007, IRVINE, Calif. –– Meade Instruments Corp. (Nasdaq NM: MEAD) a leading designer and manufacturer of optical products including telescopes and riflescopes today announced its financial results for the fiscal fourth quarter and full year 2007.

Fiscal 2007 Highlights

•	Consolidation of four U.S. facilities with expectation of $3 million in annualized savings.

•	Improvement in operations, supply chain and shipping performance; Past Due backlog reduced by nearly 30%; Company is already in production for high season deliveries.

•	Introduction of breakthrough new product mySKY™, a personal multimedia handheld sky exploration guide, and other soon to be released products; New products expected to fuel revenue growth in fiscal 2008.

•	Reduction of existing product SKUs by 35% from the prior year.

•	Net sales of $102 million for the year ended February 28, 2007 compared to $120 million in the fiscal year ended February 28, 2006.

•	Net loss per share for the fiscal year ended February 28, 2007 was $0.98 per share compared to a net loss of $0.72 per share in the fiscal year ended February 28, 2006.

•	Company expects significant revenue and operating margin improvements for the current fiscal year ending February 28, 2008.

Steve Muellner, president and chief executive officer of Meade, commented, “During fiscal 2007 we addressed a number of key challenges in the business and implemented a strategic plan targeted at significantly improving our operational and financial performance in fiscal 2008. Over the last several quarters, we believe we have executed well on these operational objectives and achieved the results needed to enter fiscal 2008 with the right resources and operational processes needed to grow sales and bring the company to profitability. In regards to these resources, the Company is currently working with its bank to renew the existing credit facility for an additional two years, which will be critical to accommodate the growth we are forecasting.”

The Company reported net sales were $101.5 million for the fiscal year ended February 28, 2007 compared to $119.8 million for the same period last year. Net loss was $0.98 per share for the fiscal year ended February 28, 2007 compared to a net loss of $0.72 per share in the full fiscal year in 2006. The decrease in net revenue and net income was attributable primarily to previously disclosed challenges in the Company’s operations and supply chain related to riflescope and telescope production; costs associated with the Company’s restructuring and turnaround, including headcount reductions and consolidation of facilities; a reduction in gross margin due to the Company’s program to aggressively reduce its worldwide inventory and product SKUs; and expenses associated with the Company’s financial restatements of prior years’ results.

“Over the last year, our operating plan has included continued operations and supply chain improvement, new product introductions to fuel revenue growth, headcount reductions, key additions to the senior management team, cost savings from facility consolidation, and further improvements in our operating cost structure,” continued Steve Muellner. “We have received production samples for nearly all remaining new Simmons riflescopes that we expect to ship in quantity this season, and we are continuing our efforts to expand our supplier base. The telescope supply problems experienced last year with our Asian manufacturers have been largely resolved and we are receiving a steady supply of these products that meet our high quality standards. Most recently, we launched mySKY™, the first full-color multimedia handheld sky exploration guide. Orders for this new product category are exceeding our expectations even though product shipments won’t begin until June. We look forward to keeping you updated as we accomplish our objectives for the year.”

Teleconference

The Company’s management will host a conference call today to discuss its fiscal 2007 results and Meade Instruments’ business outlook. To participate in the teleconference, which begins at 5:30 a.m. PT (8:30 a.m. ET) today, please call 1-888-802-2275 or 1-913-312-1267 approximately 10 minutes prior to the conference call start time. Investors can also listen to the call live via the Internet at www.meade.com. An audio replay of the call will be available starting at 8:00AM PT (11:00AM ET) today and through May 31, 2007. Investors can access the replay by dialing 1-888-203-1112 (international callers should dial 1-719-457-0820) and entering the passcode 3674224.

About Meade Instruments
Meade is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars under the Bresser®, Meade® and Simmons® brand names that address the needs of everyone from the casual observer to the serious sporting or birding observer. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, exceptions, events, and financial and industry trends that may affect the Company’s future operating results and financial position expectation, including, without limitation, the Company’s expectation that its facilities consolidation will result in $3 million of annualized savings; its expectation that its mySKY™ and other new products will fuel growth during fiscal 2008; the Company’s ability to significantly improve its operational and financial performance, including, improving its operating cost structure, gross and operating margins, revenue, and profitability; its ability to improve its supply chain; it’s ability to successfully obtain a new or renewed credit facility that will meet its working capital needs; and its expectation that it will ship sufficient product quantities this season; and the Company’s expectation that it has executed on its operational objectives sufficient to achieve future sales growth and profitability. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the Company’s ability to execute on programs to improve its supply chain and operational efficiency; management’s capability of improving financial and operational performance, which may impact the Company’s compliance with bank covenants; the Company successfully expanding its supplier base in order to mitigate risk to its supply chain; the Company’s ability to produce sufficient products to meet customer demand; the Company’s loss of and failure to replace any significant customer; as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, please refer to the Company’s filings with the Securities and Exchange Commission.

MEADE INSTRUMENTS CORP.
STATEMENT OF OPERATIONS DATA
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Year Ended
	February 28,		February 28,
	2007	2006	2007	2006
Net sales	$15,707	$23,341	$101,535	$119,835
Cost of sales	14,905	19,506	84,065	90,333

Gross profit	802	3,835	17,470	29,502
Selling expenses	4,362	3,959	17,646	18,286
General and administrative expenses	4,269	4,151	15,173	13,082
ESOP expense	73	81	302	343
Research and development expenses	667	398	1,840	1,464

Operating loss	(8,569)	(4,754)	(17,491)	(3,673)
Interest expense	311	349	803	1,203

Loss before income taxes	(8,880)	(5,103)	(18,294)	(4,876)
Income tax provision (benefit)	(388)	8,112	888	9,104

Net loss	$(8,492)	$(13,215)	$(19,182)	$(13,980)

Per share information:
Net loss — basic and diluted	$(0.43)	$(0.68)	$(0.98)	$(0.72)
Weighted average common shares outstanding—basic	19,675	19,419	19,608	19,419

Weighted average common shares outstanding—diluted	19,675	19,419	19,608	19,419

MEADE INSTRUMENTS CORP.
BALANCE SHEET DATA
(Unaudited)
(in thousands)

	February 28,	February 28,
	2007	2006
ASSETS

Current assets:
Cash	$4,048	$7,589
Accounts receivable, net	12,445	16,822
Inventories	25,289	34,359
All other current assets	443	395
Long-term assets	12,904	13,075

	$55,129	$72,240

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank lines of credit	$860	$4,229
Accounts payable	8,551	5,899
Accrued liabilities and other current liabilities	7,010	7,079
Income taxes payable	1,415	133
Long-term debt and other obligations	2,817	3,172
Total stockholders’ equity	34,476	51,728

	$55,129	$72,240

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